Exhibit 10.56

EXECUTION COPY
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made this 18th day of September, 2015 by and between Discovery Communications, LLC (“Company”) and Paul Guagliardo (“Executive”).
As a condition to and in consideration of the mutual promises and covenants set forth in this Agreement, Company hereby offers Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.
I.DUTIES, ACCEPTANCE, LOCATION

A.
Company hereby employs Executive to render exclusive and full-time services as Chief Commercial Officer of Company and, subject to appointment by the Board of Discovery Communications, Inc. (“DCI”), of DCI, upon the terms and conditions set forth herein. Executive’s duties shall be consistent with his title and as otherwise directed by Company. Executive shall report to the Chief Executive Officer of DCI and his primary office location shall be Company’s offices in the New York, New York metropolitan area.

B.	Company reserves the right to change the individual and/or position to whom/which Executive reports and the location where Executive works, in each case, subject to Section IV(D)(1).

C.
Executive hereby accepts such employment and agrees to render the services described above. Throughout his employment with Company, Executive agrees to serve Company faithfully and to the best of his ability, and to devote his full business time and energy to perform the duties arising under this Agreement in a professional manner that does not discredit, but furthers the interests of Company.

II.TERM OF EMPLOYMENT

A.	Subject to Section IV, Executive’s term of employment shall be three (3) years beginning on October 5, 2015 and ending October 4, 2018 (“Term of Employment”).

B.
Company shall have the option to enter negotiations with Executive to renew this Agreement with Executive for an additional term. If Company wishes to exercise its option to enter negotiations with Executive to renew this Agreement, it will give Executive written notice of its intent to enter such negotiations to renew not later than sixty (60) days prior to the end of the Term of Employment. Executive and Company agree then to negotiate with each other in good faith until the end of the Term of Employment. The Term of Employment may not, however, be extended unless by mutual agreement of the Company and Executive as to all of the material terms and conditions of the extension. In the event the parties do not enter into an agreement to extend this Agreement for an additional term, this Agreement shall expire and the Term of Employment shall end on October 4, 2018; provided, however, that if the Company does not make a Qualifying Renewal Offer, Executive shall be eligible for a severance payment pursuant to Section IV(D)(2) herein in connection with his Separation from Service (as defined below) at the end of the Term of Employment (and assuming that he was willing and able to extend the Term). If Company has made a Qualifying Renewal Offer, but Executive declines the offer and terminates employment at the end of the Term of Employment, Executive will not be eligible for any severance pay from the Company but will be eligible for a Noncompetition Payment (as defined by, and in accordance with, Section VI (G), below). For these purposes, a Qualifying Renewal Offer is an offer to renew this Agreement with compensation terms that are at least the same level as in effect at the end of the Term of Employment, and with other material terms that are as favorable in the aggregate as the material terms of this Agreement.
III.COMPENSATION

A.
Base Salary. Company agrees to provide Executive with an annual base salary of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000). Beginning October 5, 2015, this sum will be paid over the course of twelve (12) months, in substantially equal increments paid on regular Company paydays, less such sums as the law requires Company to deduct or withhold. Executive shall not be eligible for a merit increase in the March 2016 merit increase review cycle. Beginning in 2017, Executive’s future salary increases will be reviewed and decided in accordance with Company’s standard practices and procedures for similarly situated senior executives. Company may increase, but may not reduce, Executive’s annual base salary.

B.
Bonus/Incentive Payment. In addition to the base salary paid to Executive pursuant to Section III(A), Executive shall be eligible for an annual incentive payment target of ONE HUNDRED FIFTEEN PERCENT (115%) of his base salary. The portion of the incentive payment to be received by Executive will be determined in accordance with Company’s applicable incentive or bonus plan in effect at that time (e.g., subject to reduction for Company under-performance and increase for Company over-performance) and will be paid in accordance with the applicable incentive or bonus plan. Executive shall be eligible for a prorated bonus for 2015, based on the number of days of employment in 2015 and calculated using financial metrics based on overall Company performance but not more than 100% for Company performance.

Company shall determine the bonus payout amount for Executive based on the terms of the annual bonus plan and consistent with the process followed for other similarly-situated senior executives.

C.
Benefits. Executive shall be entitled to participate in and to receive any and all benefits generally available to similarly situated senior executives of the Company in accordance with the terms and conditions of the applicable plan or arrangement.

D.
Equity Program. Executive will be recommended for awards of nonqualified stock options (“Stock Options”) and performance based restricted stock units (“PRSUs”) under the Discovery Communications, Inc. 2013 Incentive Plan (the “Stock Plan”), with a total target value of TWO MILLION DOLLARS ($2,000,000). The awards shall be subject to approval by the Compensation Committee and made in two grants: an award of Stock Options with a target value of ONE MILLION DOLLARS ($1,000,000), made within 30 days of Executive’s first day of employment with Company, and an award of PRSUs with a target value of ONE MILLION DOLLARS ($1,000,000), made at the same time as annual grants are made to similarly situated senior executives and in no event later than the 90th day of 2016. The number of units for the PRSUs will be calculated by dividing the target value by the closing price of Discovery Series A common stock on the day before the date of grant, and the number of Stock Options using the Black-Scholes value as of the last trading day of the month prior to date of grant. The terms of the grant are subject to the terms of the Stock Plan and award agreements in the standard forms utilized for similarly situated executives (including vesting schedule, which for the Stock Options will be no less favorable than annual vesting over four years beginning on the date of grant). Beginning in 2017, Executive shall be considered for annual equity awards under Company’s standard process for similarly-situated senior executives.

IV.TERMINATION OF EMPLOYMENT AND AGREEMENT

A.
Death. If Executive should die during the Term of Employment, this Agreement will terminate. No further amounts or benefits shall be payable except earned but unpaid base salary, any annual bonus for a completed year which was earned but not paid as of the date of termination, any accrued but unused vacation leave pay, reimbursement of any unreimbursed business expenses incurred in accordance with Company policy, and those benefits that may vest in accordance with the controlling documents for other relevant Company benefits programs, which shall be paid in accordance with the terms of such other Company benefit programs, including the terms governing the time and manner of payment (“Accrued Benefits”).

B.
Inability To Perform Duties. If, during the Term of Employment, Executive should become physically or mentally disabled, such that he is unable to perform his duties under Sections I (A) and (C) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8)-month period, by written notice to the Executive, Company may terminate this Agreement. Notwithstanding the foregoing, Executive’s employment shall terminate upon Executive incurring a “separation from service” under the medical leave rules of Section 409A. In that case, no further amounts or benefits shall be payable to Executive, except that Executive shall receive the Accrued Benefits, and, until (i) he is no longer disabled or (ii) he becomes 65 years old -- whichever happens first – Executive may be entitled to receive continued coverage under the relevant medical or disability plans to the extent permitted by such plans and to the extent such benefits continue to be provided to similarly situated senior executive of the Company generally, provided that in the case of any continued coverage under one or more of Company’s medical plans, if Company determines that the provision of continued medical coverage at Company’s sole or partial expense may result in Federal taxation of the benefit provided thereunder to Executive or his dependents because such benefits are provided by a self-insured basis by Company, then Executive shall be obligated to pay the full monthly COBRA or similar premium for such coverage. In such event, Company shall pay Executive, in a lump sum, within 30 days following the Company’s determination that the benefits may be taxable, an amount equivalent to the monthly premium for COBRA coverage for 18 months (based on the COBRA rates then in effect) on a net after-tax basis (assuming Executive pays taxes at the highest marginal rates in the applicable jurisdictions).

C.	Termination For Cause.

1.
Company may terminate Executive’s employment and this Agreement for Cause by written notice. Cause shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Executive’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; or (vii) willful misconduct in connection with the performance of Executive’s duties. For purposes hereof, no act, or failure to act, on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. An act, or failure to act, based on specific authority given pursuant to a resolution duly adopted by the Board of Directors of Discovery Communications, Inc. or on the advice of counsel for the Company shall be presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

2.
In the event that Executive materially neglects his duties under Sections I(A) or (C) hereof or engages in other conduct that constitutes a material breach by Executive of this Agreement (collectively “Breach”), Company shall so notify Executive in writing. Executive will be afforded a one-time-only opportunity to cure the noted Breach within ten (10) days from receipt of this notice. If no cure is achieved within this time, or if Executive engages in the same Breach a second time after once having been given the opportunity to cure, Company may terminate this Agreement by written notice to Executive. For the avoidance of doubt, a period of medical incapacity or disability or authorized leave of absence shall not be considered material neglect of duties or a breach by Executive of this Agreement under this Section.

3.
Any termination of employment pursuant to Sections IV(C)(1) or Section IV(C)(2) hereof shall be considered a termination of Executive’s employment “For Cause” (or for “Cause”) and upon such termination, Executive shall only be entitled to receive any amounts or benefits hereunder that have been earned or vested at the time of such termination in accordance with the terms of the applicable governing Company plan(s) (including the provisions of such plan(s) governing the time and manner of payment), and/or as may be required by law. “Cause” as used any such Company plan shall be deemed to mean solely the commission of the acts described in Sections IV(C)(1) or Section IV(C)(2) hereof (after giving effect to the cure opportunity described therein).

D.	Termination Of Agreement By Executive for Good Reason/Termination of Agreement by Company Not For Cause.

1.
Company may terminate Executive’s employment and this Agreement not for Cause (as “cause” is defined above), and Executive may terminate his employment and this Agreement for “good reason” as defined herein. “Good Reason” for purposes of this Agreement shall only mean the occurrence of any of the following events without Executive’s consent: (a) a material reduction in Executive’s duties, title, or responsibilities; (b) Company’s material change in the location of the Company office where Executive works (i.e., relocation to a location outside the New York City metropolitan area); (c) a reduction in Executive’s annual base salary or annual bonus target opportunity; (d) Company’s or its subsidiary’s or affiliate’s material breach of this Agreement or any other material agreement between Executive and the Company or any subsidiary or affiliate; (e) a change in the reporting structure whereby you are required to report to an officer other than the Chief Executive Officer of DCI. (other than a change to report directly to the Chairman of the Board of Directors of DCI or the Board of Directors of DCI); (f) the failure to approve the Stock Options and PRSU equity awards specified in Section III(D), or (g) the failure to appoint you as Chief Commercial Officer of DCI within ninety (90) days of Executive’s first day of employment; provided, however, that Executive must provide the Company with written notice of the existence of the change constituting Good Reason within sixty (60) days of any such event having occurred, and allow the Company thirty (30) days to cure the same. If Company so cures the change, Executive shall not have a basis for terminating his employment for Good Reason with respect to such cured change. Executive must terminate his employment in writing within five (5) days following the expiration of Company’s cure period for the termination to be on account of Good Reason or such right shall be deemed waived.

2.
If Company terminates Executive’s employment and this Agreement not for Cause, or if Executive terminates his employment and this Agreement for Good Reason then the following payments (“Severance Payment”) will be made:

(a) Subject to paragraph 3 immediately below, on the Release Deadline (as defined below), Company will commence to pay Executive Executive’s annual base salary for the longer of (i) the balance of the Term of Employment, (ii) twelve (12) months, or (iii) the number of weeks of severance to which the Executive would have been entitled had the Company’s then-current redundancy severance plan applied to Executive’s termination (the “Base Salary Continuation”). In the event the period of Base Salary Continuation is calculated under Section 2(a)(ii) or 2(a)(iii) of this paragraph and the Company relieves the Executive of all of Executive’s work responsibilities for some period of time prior to the effective date of Executive’s termination of employment, this period of “garden leave” shall be offset against the number of weeks of Base Salary Continuation. Notwithstanding the foregoing, the Base Salary Continuation may in no event be less than thirteen (13) weeks.
The Base Salary Continuation shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full.

(b) Executive will be paid the prorated portion of his bonus under the Company’s incentive or bonus plan for the year in which the termination occurs. The bonus/incentive payment portion of the Severance Payment will be paid in the year following the calendar year in which the termination occurs on the date that Company pays bonuses/incentive payments to its other executives at Executive’s level in the Company and will be paid at the target amount set forth in Section III(B), subject to Company/Division performance but not more than 100 percent for Company/Division’s target performance. The determination of Executive’s bonus payout amount shall use the same method and calculations as applied to similarly-situated senior executives who have not separated employment (Executive’s bonus shall be calculated in the normal course using Company’s standard processes for senior executives provided that negative discretion shall only be applied to the extent it is applied generally to similarly-situated senior executives).
(c) Company shall make a one-time payment to Executive in an amount that, after reduction for applicable taxes (assuming Executive pays taxes at the highest marginal rates in the applicable jurisdictions), is equal to the then-current monthly premium for COBRA coverage at the level at which Executive is enrolled at the time of separation, multiplied by the lesser of (1) the number of months in the Base Salary Continuation period, or (2) 18 months.

3.
No Severance Payment will be made if Executive fails to sign a release substantially in the form attached hereto as Exhibit A. Such release must be executed and become effective within the sixty (60) calendar day period following the date of Executive’s “separation from service” within the meaning of Section 409A (the last day of such period being the “Release Deadline”). No Severance Payment will be made if Executive violates the provisions of Section VI hereof, in which case all Severance Payment shall cease, and those already made shall be forfeited.

4.
Company agrees that if, at the time Executive is Terminated not For Cause, or Executive terminates his employment for Good Reason, Company has a standard severance policy in effect that would be applicable in the absence of this Agreement (i.e., applicable to the circumstances surrounding the termination) and that would result in Executive’s receiving a sum greater than this Severance Payment, Executive will receive whichever is the greater of these two payments; provided, that if (i) the standard severance policy would provide for a sum greater than the Severance Payment, and (ii) the payment schedule under the Severance Policy is different from the payment schedules for the Severance Payment and would result in an impermissible acceleration or delay in payment in violation of the time and manner of payment requirements of Section 409A, then the payment schedule provided in the Company’s standard severance policy shall only apply to the portion of the amount payable under the standard severance policy that exceeds the Severance Payment.

5.
If Executive terminates this Agreement before the Term of Employment has expired for a reason other than those stated in Section IV(D)(1) hereof, it will be deemed a material breach of this Agreement. Executive agrees that, in that event, in addition to any other rights and remedies which Company may have as a result of such breach, he will forfeit all right and obligations to be compensated for any remaining portion of his annualized base salary, Severance Payment, bonus/incentive payment that may otherwise be due under this Agreement, pursuant to other Company plans or policies, or otherwise, except as may be required by law. Executive further agrees that this breach would cause substantial harm to the Company’s business and prospects. Executive agrees that Executive committing this breach shall mean that he owes Company the prompt payment of cash equivalent to six (6) months of base salary (on a gross basis before taxes). Furthermore, Executive acknowledges and agrees that the full damages for Executive’s breach are not subject to calculation and that the amount owed under the preceding sentence, therefore, will only reimburse Company for a portion of the damage done. For this reason, Company shall remain entitled to recover from Executive any and all damages Company has suffered and, in addition, Company will be entitled to injunctive relief. The parties agree that the repayment described in this Section IV(D) is expressly not Company’s exclusive or sole remedy.

E.
Right To Offset. In the event that Executive secures employment or any consulting or contractor or business arrangement for services he performs during the period that any payment from Company is continuing or due under Section IV(D) hereof, Executive shall have the obligation to timely notify Company of the source and amount of payment (“Offset Income”). Company shall have the right to reduce the amounts it would otherwise have to pay Executive by the Offset Income. Executive acknowledges and agrees that any deferred compensation for his services from another source that are performed while receiving Severance Payment from Company, will be treated as Offset Income (regardless of when Executive chooses to receive such compensation). In addition, to the extent that Executive’s compensation arrangement for the services include elements that are required to be paid later in the term of the arrangement (e.g., bonus or other payments that are earned in full or part based on performance or service requirements for the period during which the

Severance Payment is made), the Company may calculate the Offset Income by annualizing or by using any other reasonable methodology to attribute the later payments to the applicable period of the Severance Payment. Executive agrees to provide Company with information sufficient to determine the calculation of the Offset Income, including compensation excerpts of any employment agreement or other contract for services, Form W-2s, and any other documentation that the Company reasonably may require, and that failure to provide timely notice to the Company of Offset Income or to respond to inquiries from Company regarding any such Offset Income shall be deemed a material breach of this Agreement. Executive also agrees that Company shall have the right to inquire of third party individuals and entities regarding potential Offset Income and to inform such parties of Company’s right of offset under this Agreement with Executive. Accordingly, Executive agrees that no further Severance Payment from Company will be made until or unless this breach is cured and that all payments from Company already made to Executive, during the time he failed to disclose his Offset Income, shall be forfeited and must be returned to Company upon its demand. Any offsets made by the Company pursuant to this Section IV(E) shall be made at the same time and in the same amount as a Severance Payment amount is otherwise payable (applying the Offset Income to the Company’s payments in the order each are paid) so as not to accelerate or delay the payment of any Severance Payment installment. Furthermore, in the event that Executive provides Competitive Services during the first six months after the expiration of the Restricted Period (both as defined in Section VI), and fails to obtain the Company’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) to do so, Executive shall not be entitled to any Severance Payment during any period of such six-month period in which he is providing Competitive Services.

F.
Mitigation. In the event of termination of employment pursuant to Section IV(D) herein, and during the period that any payment from Company is continuing or due under Section IV(D), Executive shall be under a continuing obligation to seek other employment, including taking all reasonable steps to identify and apply for any comparable, available jobs for which Executive is qualified.  At the Company’s request, Executive may be required to furnish to the Company proof that Executive has engaged in efforts consistent with this paragraph, and Executive agrees to comply with any such request.  Executive further agrees that the Company may follow-up with reasonable inquiries to third parties to confirm Executive’s mitigation efforts.  Should the Company determine in good faith that Executive failed to take reasonable steps to secure alternative employment consistent with this paragraph, the Company shall be entitled to cease any payments due to Executive pursuant to Section IV(D)(2).

V.CONFIDENTIAL INFORMATION

A.
Executive acknowledges his fiduciary duty to Company. As a condition of employment, Executive agrees to protect and hold in a fiduciary capacity for the benefit of Company all confidential information, knowledge or data, including , without limitation, all trade secrets relating to Company or any of its subsidiaries, and their respective businesses, (i) obtained by the Executive during his employment by Company or otherwise and (ii) that is not otherwise publicly known (other than by reason of an unauthorized act by the Executive). After termination of the Executive’s employment with Company, Executive shall not communicate or divulge any such information, knowledge or data to anyone other than Company and those designated by it, without the prior written consent of Company. Notwithstanding the foregoing, confidential information, knowledge or data shall not in any event include (A) Executive’s personal knowledge and know-how relating to marketing and business techniques which Executive has developed over his career and of which Executive was aware prior to his employment, or (B) information which (i) was generally known or generally available to the public prior to its disclosure to Executive; (ii) becomes generally known or generally available to the public subsequent to disclosure to Executive through no wrongful act of any person or (iii) which Executive is required to disclose by applicable law or regulation.

B.
In the event that Executive is compelled, pursuant to a subpoena or other order of a court or other body having jurisdiction over such matter, to produce any information relevant to Company, whether confidential or not, Executive agrees to provide Company with written notice of this subpoena or order so that Company may timely move to quash if appropriate, to the extent Executive is legally permitted to provide such notice to Company. Company shall bear the costs of any action directed by Company to move to quash such a subpoena or order.

C.
During the first five years after Executive’s separation from employment, Executive also agrees to reasonably cooperate with Company in any legal action for which his participation is needed. Company will provide Executive with reasonable advance notice of its need for Executive and agrees to try to coordinate with Executive on the time and place of all such meetings so that they do not unduly interfere with Executive’s pursuits after he is no longer in Company’s employ. Company shall promptly reimburse Executive for reasonable travel and out of pocket expenses associated with Executive’s post-separation cooperation under this Section. In the event Company requires Executive to devote significant time to post-separation cooperation, Company and Executive shall establish in good faith an hourly or daily rate based on Executive’s base salary as of the separation date to compensate Executive for Executive’s time expended at the Company’ s request. Executive shall be eligible for indemnification and director and officer insurance coverage for his post-separation cooperation, in accordance with Company’s corporate governance requirements and policies then in effect.
VI.RESTRICTIVE COVENANTS

A.
Executive covenants that during his employment with Company and, for a period of twelve (12) months after the conclusion of Executive’s employment with Company (the “Restricted Period”), he will not, directly or indirectly, on his own behalf or on behalf of any entity or individual, engage in the following activities within the Restricted Territory: any business activities involving nonfiction, scripted, sports, lifestyle, or general entertainment television (whether in cable, broadcast, free to air, or any other distribution method), or business activities otherwise competitive with any area of the Company for which Executive had management responsibilities during the three years prior to the termination date (“Competitive Services”). The Restricted Territory is the United States and any other country for which the Executive had management responsibility on behalf of Company (e.g., supervised employees located in that country or was involved in business or programming operations in that country) at any time during the three (3) years prior to the Executive’s separation from employment. This provision shall not prevent Executive from owning stock in any publicly-traded company or from making passive investments in any mutual fund, hedge funds, private equity funds, private investment fund or any other similar investment vehicle or from commencing employment with a subsidiary, division, department or unit of any entity that engages in Competitive Services so long as Executive and such subsidiary, division, department or unit do not engage in such Competitive Services. Executive agrees that this Section VI (A) is a material part of this Agreement, breach of which will cause Company irreparable harm and damages, the loss of which cannot be adequately compensated at law. In the event that the provisions of this paragraph should ever be deemed to exceed the limitations permitted by applicable laws, Executive and Company agree that such provisions shall be reformed to the maximum limitations permitted by the applicable laws. In the event that the Executive is placed on “garden leave” pursuant to Section IV (D) prior to separation and the period of Base Salary Continuation is less than twelve months, the Restricted Period shall be twelve months or the period of Base Salary Continuation, whichever is shorter.

B.
If Executive wishes to pursue Competitive Services during the Restricted Period and to obtain the written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of the Company before doing so, Executive may request consent from the Company by providing written evidence, including assurances from Executive and his potential employer, that the fulfillment of Executive’s duties in such proposed work or activity would not involve any use, disclosure, or reliance upon the confidential information or trade secrets of the Company.

C.
During his employment and for a period of eighteen (18) months following the conclusion of Executive’s employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with otherwise attempt to entice, any employees of Company or its subsidiary and affiliated companies to leave their employment. Executive shall not be in violation of this Section VI(C) by reason of providing a personal reference for any employee of the Company or its subsidiary and affiliated companies or soliciting individuals for employment through a general advertisement not targeted specifically to employees of the Company or its subsidiary and affiliated companies or by actions taken by any person or entity with which Executive is associated if Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such employee of the Company or its subsidiary and affiliated companies.

D.
During his employment and for a twelve (12) month period following the conclusion of Executive’s employment with Company, Executive covenants that he will not directly or indirectly solicit, recruit, interfere with or otherwise attempt to entice, solicit, induce or encourage any vendor, producer, independent contractor, or business partner to terminate its business relationship with Company or its subsidiary and affiliated companies. Executive shall not be in violation of this Section VI(C) by reason of soliciting any vendor, producer, independent contractor, or business partner individuals through a general advertisement not targeted specifically to any vendor, producer, independent contractor, or business partner of the Company or its subsidiary and affiliated companies or by actions taken by any person or entity with which Executive is associated if Executive is not, directly or indirectly, personally involved in such solicitation and has not identified such vendor, producer, independent contractor, or business partner of the Company or its subsidiary and affiliated companies.

E.
During the period Executive is employed by Company, Executive covenants and agrees not to engage in any other business activities whatsoever, or to directly or indirectly render services of a business, commercial or professional nature to any other business entity or organization, regardless of whether Executive is compensated for these services. The only exception to this provision is if Executive obtains the prior written consent of Company’s President and Chief Executive Officer, which may be in the form of an email.

F.
Throughout the period that Executive is an employee of Company, Executive agrees to disclose to Company any direct investments (i.e., an investment in which Executive has made the decision to invest in a particular company) he has in a company that engages in Competitive Services(“Competitor”) or that Company is doing business with during the Term of Employment (“Partner”), if such direct investments result in Executive or Executive’s immediate family members, and/or a trust established by Executive or Executive’s immediate family members, owning five percent or more of such a Competitor or Partner. This Section VI(F) shall not prohibit Executive, however, from making passive investments in any mutual fund, hedge funds, private equity funds, private investment fund or any other similar investment vehicle (i.e., where Executive does not make the decision to invest in a particular company, even if those funds or vehicles, in turn, invest in such a Competitor or Partner). Regardless of the nature of Executive’s investments, Executive herein agrees that his investments may not materially interfere with Executive’s obligations and ability to provide services under this Agreement.

G.
If Company makes a Qualifying Renewal Offer , but the parties are unable to agree on final terms and Executive declines such renewal offer, and Executive terminates employment at the end of the Term of Employment, Executive will be eligible for a Noncompetition Payment. Provided that Executive signs a release in the form attached hereto, and such release is executed and becomes effective on or before the Release Deadline (as defined in Section IV(D)(2)), on the Release Deadline, Company will commence to pay Executive an amount equal to 50% of Executive’s annual base salary for the Restricted Period. The Noncompetition Payment shall be paid in substantially equal increments on regular Company paydays, less required deductions and withholdings, until the balance is paid in full, provided that Executive complies with the provisions of this Section VI.

H.
Prior to the conclusion of Executive’s employment with Company, Executive shall return all Company property and materials, including without limitation, equipment, such as laptop computers and mobile telephones, and documentation, such as files (including originals and copies), notes, e-mail accounts and computer disks. Notwithstanding the foregoing, Executive may retain compensation-related information and copies of benefit plans and programs needed for tax preparation and support, Executive’s personal effects from his Company office, and a copy of personal diaries, calendars and contact lists. Company reserves the right to review materials that Executive elects to retain under this Section and to redact or otherwise limit in good faith the information retained to protect Company’s confidential information and trade secrets.

I.
In the event that Executive violates any provision of this Section VI, in addition to any injunctive relief and damages to which Executive acknowledges Company would be entitled, all Severance Payment to Executive, if any, shall cease, and those already made will be forfeited.

VII.ARBITRATION

A.	Submission To Arbitration. Company and Executive agree to submit to arbitration all claims, disputes, issues or controversies between Company and

Executive or between Executive and other employees of Company or its subsidiaries or affiliates (collectively “Claims”) directly or indirectly relating to or arising out of Executive’s employment with Company or the termination of such employment including, but not limited to Claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans With Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, any Claim arising out of this Agreement, and any similar federal, state or local law, statute, regulation or common law doctrine.

B.
Use Of AAA. Choice of Law. All Claims for arbitration shall be presented to the American Arbitration Association (“AAA”) in accordance with its applicable rules. The arbitrator(s) shall be directed to apply the substantive law of federal and state courts sitting in Maryland, without regard to conflict of law principles. Any arbitration, pursuant to this Agreement, shall be deemed an arbitration proceeding subject to the Federal Arbitration Act.

C.
Binding Effect. Arbitration will be binding and will afford parties the same options for damage awards as would be available in court. Executive and Company agree that discovery will be allowed and all discovery disputes will be decided exclusively by arbitration.

D.
Damages and Costs. Any damages shall be awarded only in accord with applicable law. The arbitrator may only order reinstatement of the Executive if money damages are insufficient. The parties shall share equally in all fees and expenses of arbitration. However, each party shall bear the expense of its own counsel, experts, witnesses and preparation and presentation of proof.

VIII.CONTROLLING LAW AND ADDITIONAL COVENANTS

A.
The validity and construction of this Agreement or any of its provisions shall be determined under the laws of Maryland. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B.
If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C.
Executive warrants that (1) his employment under this Employment Agreement will not violate or conflict in any way with any other contract or agreement to which Executive is bound, to the best of Executive’s knowledge and belief; and (2) Executive will not intentionally do anything on behalf of Company that violates or conflicts with any such contract or agreement (a violation of this Subsection (2) shall be considered a Breach under Section IV(C)(2), subject to the notice and cure provisions of that Section).

D.
Executive expressly acknowledges that Company has advised Executive to consult with independent legal counsel of his choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

E.
This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by Company, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

F.	Any modifications to this Agreement will be effective only if in writing and signed by the party to be charged.

G.	Any payments to be made by Company hereunder shall be made subject to applicable law, including required deductions and withholdings.

H.	Section 409A of the Code.

1.
It is intended that the provisions of this Agreement comply with Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Code Section 409A so long as it has acted in good faith with regard to compliance therewith.

2.	If under this Agreement, an amount is to be paid in two or more installments, for purposes of Code Section 409A, each installment shall be treated as a separate payment.

3.
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,”

“termination,” “termination of employment” or like terms shall mean Separation from Service.

4.
If Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

a.
With regard to any payment, the providing of any benefit or any distribution of equity upon separation from service that constitutes “deferred compensation” subject to Code Section 409A, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

b.
On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section VIII(H)(4) (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein and (y) all distributions of equity delayed pursuant to this Section VIII(H)(4) shall be made to Executive.

5.
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

6.
Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination), the actual date of payment within the specified period shall be within the sole discretion of the Company.

I.
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

J.
This Agreement may be executed with electronic signatures, in any number of counterparts, as shall subsequently be executed with actual signatures. The electronically signed Agreement shall constitute one original agreement. Duplicates and electronically signed copies of this Agreement shall be effective and fully enforceable as of the date signed and sent.

K.
All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or (d) sent by electronic email. Any notice sent in the manner set forth above by United States Mail shall be deemed to have been given and received three (3) days after it has been so deposited in the United States Mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses and fax numbers for the parties are as follows:

If to Company:
Discovery Communications, LLC
One Discovery Place

Silver Spring, MD 20910-3354
Attention: General Counsel
Fax: (240) 662-1485

If to Executive, at the home address then on file with the Company.
With a copy to:
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Fax: (212) 728-9204

In witness whereof, the parties have caused this Agreement to be duly executed as set forth below.

/s/ Paul Guagliardo             9-18-2015
Paul Guagliardo             Date

/s/ Adria Alpert Romm         Sept. 18, 2015
Discovery Communications, LLC Date

For purposes of Section I and III(D) only:

/s/ Adria Alpert Romm        Sept. 18, 2015
Discovery Communications, Inc.    Date

AGREEMENT AND GENERAL RELEASE
This Agreement and General Release (“Release”) is entered into by and between Discovery Communications, LLC (“Company”) and ________________ (“Executive”) to resolve any and all disputes concerning his employment with Company and his separation from employment on __________________. Accordingly, in exchange for the consideration and mutual promises set forth herein, the parties do hereby agree as follows:
1.     Effective close of business ________________, Executive’s employment with Company will terminate, and all salary continuation and benefits will cease other than those to which Executive is entitled in consideration for this Release as set forth in Executive’s Employment Agreement with Company (“Agreement”), which is incorporated by reference, and as a matter of law (e.g., COBRA benefits).
2.     In consideration for Executive’s executing this Release of any and all legal claims he might have against the Discovery Parties (as defined below), and the undertakings described herein, and to facilitate his transition to other employment, Company agrees to provide Executive with the consideration detailed in Section IV(D) (“Severance Payment”) of the Agreement.
3.     Neither Company nor Executive admits any wrongdoing of any kind.
4.     In exchange for the undertakings by Company described in the above paragraphs:
a.     Executive, for himself, his heirs, executors, administrators and assigns, does hereby release, acquit and forever discharge Company, its subsidiaries, affiliates and related entities, as well as all of their respective officers, shareholders, shareholder representatives, directors, members, partners, trustees, employees, attorneys, representatives and agents (collectively, the “Discovery Parties”), from any and all claims, demands, actions, causes of action, liabilities, obligations, covenants, contracts, promises, agreements, controversies, costs, expenses, debts, dues, or attorneys’ fees of every name and nature, whether known or unknown, without limitation, at law, in equity or administrative, against the Discovery Parties that he may have had, now has or may have against the Discovery Parties by reason of any matter or thing arising from the beginning of the world to the day and date of this Release, including any claim relating to the termination of his employment with any Discovery Party. Those claims, demands, liabilities and obligations from which Executive releases the Discovery Parties include, but are not limited to, any claim, demand or action, known or unknown, arising out of any transaction, act or omission related to Executive’s employment by any Discovery Party and Executive’s separation from such employment, sounding in tort or contract and/or any cause of action arising under federal, state or local statute or ordinance or common law, including, but not limited to, the federal Age Discrimination In Employment Act of 1967, Title VII of the Civil Rights Act of 1964, as amended, the Americans With Disabilities Act, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Maryland Human Rights Act, as well as any similar state or local statute(s), in each case as any such law may be amended from time to time. The foregoing shall, in accordance with applicable law, not prohibit or prevent

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Executive from filing a Charge with the United States Equal Employment Opportunity Commission (“EEOC”) and/or any state or local agency equivalent, and/or prohibit or prevent Executive from participating in any investigation of any Charge filed by others, albeit that he understands and agrees that he shall not be entitled to seek monetary compensation for himself from the filing and/or participation in any such Charge. Notwithstanding the foregoing, nothing contained herein shall release the Discovery Parties from (1) the obligations set forth in this Release, (2) claims for vested benefits under any employee benefit plan, (3) any claim that arises after the date Executive signs this Release, (4) any claim made under state workers’ compensation or unemployment laws and/or any claim that cannot by law be released, (5) claims as a stockholder of the company or under any equity award agreement, (6) claims for indemnification or contribution under any operative documents of the company or its subsidiaries, or claims for coverage under any directors and officers insurance policy.
b.     Executive expressly acknowledges that his attorney has advised him regarding, and he is familiar with the fact that certain state statutes provide that general releases do not extend to claims that the releasor does not know or suspect to exist in his favor at the time he executes such a release, which if known to him may have materially affected his execution of the release. Being aware of such statutes, Executive hereby expressly waives and relinquishes any rights or benefits he may have under such statutes, as well as any other state or federal statutes or common law principles of similar effect, and hereby acknowledges that no claim or cause of action against any Discovery Party shall be deemed to be outside the scope of this Release whether mentioned herein or not. Executive also specifically knowingly waives the provisions of Section 1542 of the Civil Code of the State of California, which reads: A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor. Notwithstanding the provisions of Civil Code Section 1542 stated above and for the purpose of implementing a full and complete release and discharge of the Discovery Parties, Executive expressly acknowledges that this Agreement is specifically intended to include in its effect all claims that he does not know or suspect to exist in his favor at the time he signs this Agreement.
c.     Executive hereby acknowledges that he is executing this Release pursuant to the Agreement, and that the consideration to be provided to Executive pursuant to Section IV(D) of the Agreement is in addition to what he would have been entitled to receive in the absence of this Release. Executive hereby acknowledges that he is executing this Release voluntarily and with full knowledge of all relevant information and any and all rights he may have. Executive hereby acknowledges that he has been advised to consult with an independent attorney of his own choosing in connection with this Release to explain to him the legal effect of the terms and conditions of this Release and that Executive has consulted such an attorney for such purpose. Executive acknowledges that he has read this Release in its entirety. Executive further states that he fully understands the terms of this Release and that the only promises made to him in return for signing this Release are stated herein and in the Agreement in which this Release is incorporated. Executive hereby acknowledges that he is voluntarily and knowingly agreeing to the terms and conditions of this Release without any

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threats, coercion or duress, whether economic or otherwise, and that Executive agrees to be bound by the terms of this Release. Executive acknowledges that he has been given twenty-one (21) days to consider this Release, and that if Executive is age forty (40) or over, Executive understands that he has seven (7) days following his execution of this Release in which to revoke his agreement to comply with this Release by providing written notice of revocation to the General Counsel of Company no later than three business days following such period.
d.    Executive further hereby covenants and agrees that this General Release shall be binding in all respects upon himself, his heirs, executors, administrators, assigns and transferees and all persons claiming under them, and shall inure to the benefit of all of the officers, directors, agents, employees, stockholders, members and partners and successors in interest of Company, as well as all parents, subsidiaries, affiliates, related entities and representatives of any of the foregoing persons and entities.
e.    Executive agrees that he will not disparage any Discovery Party or make or publish any communication that reflects adversely upon any of them, including communications concerning Company itself and its current or former directors, officers, employees or agents. Company’s directors and executive management will not disparage Executive or make or publish any communication that reflects adversely upon Executive.
f. Executive agrees to return all Company property and materials, including without limitation, equipment, such as laptop computers and mobile telephones, and documentation, such as files (including all originals and copies), notes, e-mail accounts and computer disks prior to the conclusion of Executive’s employment with Company.
5.         a.    If any provision of this Release is found to be invalid, unenforceable or void for any reason, such provision shall be severed from the Release and shall not affect the validity or enforceability of the remaining provisions.
b.    Company and Executive agree that this Release, consisting of three (3) pages, and the Agreement in which this Release is incorporated, constitutes the entire agreement between them. The parties further warrant that they enter into this Release freely.
c.     This Release shall be interpreted, enforced and governed by the laws of the State of Maryland without regard to the choice of law principles thereof.
IN WITNESS WHEREOF, I have signed this General Release this __ day of
_________________________, 201__.

By:

Print Name:

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Subscribed and sworn to before me this ___ day of _______________, 201__.

Notary Public
My Commission Expires

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